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                                                                      EXHIBIT 15

May 12, 2003

ANSYS INC.
275 Technology Drive
Canonsburg, PA  15317

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of ANSYS INC. and subsidiaries for the period ended March 31, 2003, as indicated in our report dated April 28, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, is incorporated by reference in Registration Statement No. 333-08613 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP
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Pittsburgh, Pennsylvania